UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

VS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directions; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2006, Louis H. Weiss joined the Company and its principal operating subsidiaries, Vitamin Shoppe Industries Inc. and VS Direct Inc. (the “Subsidiaries”), and the Company’s sole shareholder, VS Parent, Inc. (“Parent,” and together with the Company and the Subsidiaries, “Vitamin Shoppe”), as Vice President of the internet and catalog business segment of Vitamin Shoppe.

Mr. Weiss, 37, served as president for Gaiam Direct, the direct marketing unit of Gaiam Inc., in 2005 and 2006. In 2004 and 2005 he was senior vice president of Good Times Entertainment, which was acquired by Gaiam, Inc in 2005. In 2003 and 2004 Mr. Weiss served as a strategic consultant to various online direct marketing companies. From 2000 through 2003 Mr. Weiss was with Blue Dolphin, Inc. in various executive capacities, and was President thereof at the time he left the company.

Pursuant to the Employment and Non-Competition Agreement dated January 15, 2007 between Mr. Weiss and Vitamin Shoppe (the “Employment Agreement”), Mr. Weiss will receive a base salary of $300,000, subject to annual review, with a guaranteed minimum increase of $50,000 prior to April 1, 2008. In addition, pursuant to the Company’s management incentive program, Mr. Weiss will be entitled to receive an annual incentive bonus based upon Company and individual performance, with a target bonus of 25% of his base salary. In 2007 the Company has agreed to an additional incentive bonus for Mr. Weiss based upon the performance of the Company’s internet and catalog business, with a guaranteed minimum bonus of $50,000. The Company and Mr. Weiss have agreed to discuss at the end of 2007 if there shall be an individual bonus plan for subsequent years, but the Company is not obligated to continue any such bonus. A copy of the Employment Agreement is appended to this filing.

According to the Employment Agreement, if the Company terminates Mr. Weiss’s employment without “Cause” (as defined therein) or Mr. Weiss terminates his employment following a material adverse change in his status, he is entitled to a severance payment of up to one year’s base salary, payable in accordance with the Company’s normal payroll schedule. Conversely, if the Company terminates Mr. Weiss’s employment for Cause, he will receive only his base salary compensation up to his last day of employment.

Mr. Weiss received 48,000 non-qualified stock options under the 2006 Stock Option Plan (the “Plan”) of Parent on December 29, 2006. The options vest in four equal parts on the first four anniversaries of the date of grant. The vesting is subject to acceleration upon a sale of Parent and partial acceleration in the event that Parent has an initial public offering. In addition, the Employment Agreement provides for an additional award of 24,000 stock options on the earlier of January 1, 2008 or immediately prior to an initial public offering by Parent. The second grant will vest in four equal parts on the first four anniversaries of the date of grant, which vesting is subject to acceleration upon a sale of Parent.

No arrangement or understanding exists between Mr. Weiss and any other person pursuant to which Mr. Weiss was selected as an officer of the Company. There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and Mr. Weiss. Mr. Weiss is not a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. In addition, since the beginning of the Company’s last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Weiss or any member of his immediate family had or will have a direct or indirect material interest.

ITEM 9.01.         FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.29 Employment and Non-competition agreement between Louis H. Weiss and Vitamin Shoppe, dated January 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VS Holdings, Inc.

Date: January 15, 2007	By:	/s/ Cosmo LaForgia
Name: Cosmo La Forgia
Title: Vice President - Finance